UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 10, 2011

PREMIER FINANCIAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

Kentucky	61-1206757
(State or other jurisdiction of incorporation organization)	(I.R.S. Employer Identification No.)

2883 Fifth Avenue Huntington, West Virginia	25702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number (304) 525-1600

Not Applicable
Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐      Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

PREMIER FINANCIAL BANCORP, INC,

INFORMATION TO BE INCLUDED IN THE REPORT

Item 8.01.  Other Events

On January 11, 2011, Premier Financial Bancorp, Inc. (“Premier”) submitted a written request to the Federal Reserve Bank of Richmond (“FRB”) for written approval from the FRB and the Director of the Division of Banking Supervision and Regulation of the Board of Governors to pay its quarterly dividend obligation due on February 15, 2011 to the U.S. Treasury under the TARP Capital Purchase Program, and the prior quarterly dividend obligation due on November 15, 2010.   On February 10, 2011, Premier received telephonic notice that the FRB and the Director of the Division of Banking Supervision and Regulation of the Board of Governors did not approve Premier’s request to pay the cash dividends on its Series A, Fixed Rate Cumulative Perpetual Preferred Stock as Premier had requested.

On July 29, 2010, Consolidated Bank and Trust Company (“CB&T” or “the Bank”), a wholly owned subsidiary of Premier, the FRB and the State Corporation Commission Bureau of Financial Institutions (“Virginia Bureau”) entered into a written agreement (“Written Agreement”) requiring CB&T to perform certain actions primarily designed to improve the credit quality of the Bank.  Abigail Adams National Bancorp, Inc. (“AANBI”), as parent of CB&T, and Premier, as parent of AANBI, were also named as parties to the Written Agreement to ensure that the Bank complies with the Written Agreement.  A copy of the Written Agreement was filed as Exhibit 10.1 to Form 8-K filed as of July 29, 2010.

In addition to ensuring the Bank complies with provisions one through sixteen of the Written Agreement, Premier is specifically subject to provision eleven requiring prior written approval of the FRB and the Director of the Division of Banking Supervision and Regulation of the Board of Governors of the Federal Reserve System for declaring or paying any dividends.

On October 2, 2009, Premier received $22,252,000 of TARP funds from the U.S. Treasury to raise capital to assist Premier in the purchase of AANBI.  Dividends are due to the U.S. Treasury, the sole shareholder of 22,252 shares of Premier’s Series A, Fixed Rate Cumulative Perpetual Preferred Stock, on a quarterly basis and are payable on February 15th, May 15th, August 15th, and November 15th.

On October 13, 2010, Premier received final notification from the FRB that Premier’s September 20, 2010 request to declare and pay its quarterly dividend obligation to the U.S. Treasury due on November 15, 2010  was denied.  Premier’s Series A, Fixed Rate Cumulative Perpetual Preferred Stock has a cumulative dividend feature.  This will require all missed quarterly dividends to be declared and paid before any dividends to common stockholders can be resumed.

In the event that the cumulative dividends on Premier’s Series A, Fixed Rate Cumulative Perpetual Preferred Stock are not paid in full for an aggregate of six dividend periods or more, whether or not consecutive, the authorized number of directors of Premier will automatically be increased by two and the holders of such preferred stock will have the right to elect two directors.  The right to elect directors would end when dividends have been paid in full for four consecutive dividend periods.

The foregoing summary of certain provisions of the Written Agreement is qualified in its entirety by reference thereto.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIER FINANCIAL BANCORP, INC.
(Registrant)

/s/ Brien M. Chase
Date: February 10, 2011                                          Brien M. Chase, Senior Vice President
  and Chief Financial Officer